UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  April 12, 2016
LUNA INNOVATIONS INCORPORATED
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-52008	54-1560050
(Commission File No.)	(IRS Employer Identification No.)

301 First Street, SW, Suite 200
Roanoke, Virginia 24011
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code:  540-769-8400
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(b) Departure of Directors or Certain Officers.

On April 12, 2016, Ed J. Coringrato, Jr. provided notice to the board of directors (the “Board”) of Luna Innovations Incorporated (the “Company”) of his decision to not stand for re-election at the Company’s 2016 annual meeting of stockholders (the “Annual Meeting”). Mr. Coringrato has served as a valued member of the Board and the Company’s Audit Committee since May 2015. Mr. Coringrato’s decision not to stand for re-election was not the result of any disagreement with the Company. The Company thanks Mr. Coringrato for his contributions to the Company.

In connection with Mr. Coringrato’s decision not to stand for re-election as a Class I director, the Board determined that it was in the best interests of the Company to reconstitute the Board such that each class of the Board consists, as nearly as possible, of one-third of the total number of directors. For that purpose, the Board has nominated John B. Williamson, III, who is currently a Class II director of the Company, to stand for election at the Annual Meeting to serve as a Class I director of the Company. Effective immediately prior to the conclusion of, and contingent upon his election as a Class I director at, the Annual Meeting, the Company expects that Mr. Williamson will resign as a Class II director of the Company. Mr. Williamson’s term as a Class II director was scheduled to expire at the 2017 annual meeting of stockholders. Following the Annual Meeting and Mr. Williamson’s transition to a Class I director, the Company expects that the Board will consist of two Class I directors, two Class II directors and two Class III directors. Mr. Williamson will continue to serve as the chairman of the Audit Committee of the Board and as a member of the Nominating and Governance Committee of the Board.
Additional information about Mr. Williamson is set forth in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 15, 2016. As a non-employee director, Mr. Williamson will continue to be compensated in accordance with the Company’s amended and restated non-employee director compensation policy, as described in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 15, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2016	LUNA INNOVATIONS INCORPORATED By: /s/ Scott A. Graeff Scott A. Graeff Chief Strategy Officer, Treasurer and Secretary